Exhibit 99.1

QR Energy Announces Monthly Distribution Policy

December 3, 2013 8:01 AM ET

HOUSTON, TX — (Marketwired) — 12/03/13 — QR Energy, LP (“QR Energy”) (NYSE: QRE) announced today that the Board of Directors of its general partner has approved converting its quarterly distribution policy to a monthly distribution policy commencing in January 2014. The new schedule outlined below illustrates the expected monthly payment schedule for distributions relating to the fourth quarter of 2013. The Company expects a similar distribution payment schedule going forward.

Record Date	Distribution Date
January 13, 2014	January 17, 2014
February 10, 2014	February 14, 2014
March 10, 2014	March 14, 2014

Alan L. Smith, Chief Executive Officer, remarked, “Consistent with our goal of creating unitholder value and being responsive to investor preferences, we are pleased to announce a monthly distribution policy that will provide unitholders a steadier stream of cash flow.”

Withholding Information

This release is intended to be a qualified notice under Treasury Regulation Section 1.1446-4(b). Brokers and nominees should treat one hundred percent (100.0%) of QR Energy’s distributions to foreign investors as being attributable to income that is effectively connected with a United States trade or business. Accordingly, QR Energy’s distributions to foreign investors are subject to federal income tax withholding at the highest applicable rate.

About QR Energy, LP

QR Energy, LP is a publicly traded partnership engaged in the acquisition, production and development of onshore crude oil and natural gas properties in the United States. QR Energy is headquartered in Houston, Texas. For more information, visit QR Energy’s website at www.qrenergylp.com.

Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of federal securities laws. QR Energy believes that its expectations and forecasts are based on reasonable assumptions; however, no assurance can be given that such expectations and forecasts will prove to be correct. A number of factors could cause actual results to differ materially from the expectations and forecasts, anticipated results or other forward-looking information expressed in this press release, including risks and uncertainties regarding future results, capital expenditures, liquidity and financial market conditions, sufficiency of cash from operations, adverse market conditions and governmental regulations. For a more complete list of these risk factors, please read QR Energy’s filings with the SEC, which are available on QR Energy’s Investor Relations website at http://ir.qrenergylp.com or on the SEC website at www.sec.gov.

Investor Contacts:

Josh Wannarka

Director of Investor Relations

(713) 452-2990

Cedric W. Burgher

Chief Financial Officer

(713) 452-2200

Source: QR Energy

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